Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2015 FIRST QUARTER SALES

New York, New York, April 23, 2015: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that for the three months ended March 31, 2015, net sales were $109.2 million compared to $121.7 million in the first quarter of 2014, with a substantial portion of the decline attributable the strong dollar versus the euro. At comparable foreign currency exchange rates, consolidated first quarter net sales were $118.4 million. Inter Parfums plans to issue results for the 2015 first quarter on or about May 11, 2015.

Net Sales:

	Three months ended March 31,
(in millions)	2015	2014	% Change

European-based product sales	$86.7	$102.3	-15.2%
United States-based product sales	22.5	19.4	16.0%
	$109.2	$121.7	-10.3%

Discussing European-based operations Jean Madar, Chairman & CEO of Inter Parfums stated, “The decline in sales is also due in large part to the difficult comparison for the Karl Lagerfeld brand. The launch of Karl Lagerfeld’s signature scents for both men and women yielded more than $13 million in sales in 2014, as compared to brand sales of $2.5 million in 2015. With a new Karl Lagerfeld product launch scheduled for later this year, we expect to see more robust brand sales. The nearly 20% depreciation of the euro versus the dollar masked many of the gains in comparable quarter sales volume. For example, Montblanc fragrances experienced a 19% sales increase in local currency, as compared to a 2% decline in dollars with Montblanc Legend and Emblem as the two main sales drivers. Jimmy Choo fragrances also performed exceptionally well with sales up 52% in local currency but up only 25% in dollars, reflecting the continued momentum of the Jimmy Choo Man scent launched late last year and the recent launch of Jimmy Choo Blossom. Our third largest brand, Lanvin had a modest 3% decline in local currency sales.”

Discussing U.S.-based operations, Mr. Madar noted, “The 16% increase in first quarter sales reflects two new product launches, Extraordinary by Oscar de la Renta and Icon by Dunhill along with continuing sales of Agent Provocateur fragrances which began in earnest in the second half of 2014.”

2015 Guidance

Russell Greenberg, Executive Vice President & Chief Financial Officer stated, “We continue to expect 2015 net sales of $470 million, which represents a 7% increase from 2014 sales at comparable foreign currency exchange rates. We also maintain our net income per share guidance to be in the range of $0.98 to $1.00 per diluted share. Our current guidance excludes any contribution from newer brands, including Rochas, whose acquisition is scheduled for mid-year, and our guidance also assumes the dollar remains at current levels.”

Inter Parfums, Inc. April 23, 2015	Page 2

In the more than 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of brands that include Abercrombie & Fitch, Agent Provocateur, Anna Sui, Balmain, Banana Republic, bebe, Boucheron, Dunhill, Gap, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Shanghai Tang, S.T. Dupont and Van Cleef & Arpels, Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 100 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2014 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com